Exhibit 3.1.14

CERTIFICATE OF INCORPORATION

OF

EQUINOX TRIBECA OFFICE, INC.

(Under Section 402 of the Business Corporation Law)

The undersigned, a natural person over the age of eighteen years, desiring to form a corporation pursuant to Section 402 of the Business Corporation Law of the State of New York, hereby certifies:

FIRST:    The name of the corporation is: Equinox Tribeca, Inc., hereinafter sometimes called the “Corporation”.

SECOND:               The purpose for which the Corporation is formed are as follows:

To engage in any lawful act or activity for which corporations may be formed under the Business Corporation Law of the State of New York.  The Corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

It is the intention that, to the extent permitted by law, the Corporation shall have all of the powers specified in Section 202 of the New York Business Corporation Law.

The foregoing shall not be deemed to limit or restrict in an manner the general powers of the Corporation and the enjoyment and exercise thereof as conferred by the laws of the State of New York upon corporations organized under the provisions of the New York Business Corporation Law.

THIRD:                  The office of the Corporation in the State of New York shall be located in the County of New York.

FOURTH:              The aggregate number of shares which the Corporation shall have authority to issue is 200.  Such shares are to consist of one class only, designated Common Stock, zero dollar par value.

FIFTH:                   The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom process against the Corporation may be served.  The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon it at 116-120 Church Street, New York, New York  10007.

SIXTH:                   The registered agent of the Corporation, upon whom process against the Corporation may be served, is Jeffrey M. Weinhaus, Esq. c/o Rosen Weinhaus LLP, 40 Wall Street, 32nd floor, New York, New York 10005.

SEVENTH:             No director of the Corporation shall have any personal liability to the Corporation or its shareholders for damage resulting from any breach of such director's duties as a director of the Corporation, provided that this provision shall not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of that New York Business Corporation Law.

EIGHTH:                The Corporation shall indemnify any present or former officer or director of the Corporation or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation, or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Corporation, against judgments, fines (including excise tax assessed on such a person connection with service to an employee benefit plan), amounts paid in settlement and reasonable expenses, including without limitation, court costs, attorneys= fees and disbursements and those of accountants and other experts and consultants incurred as a result of such action or preceding or any appeal therein, all of which expenses as incurred shall be advanced by the Corporation pending the final disposition of such action or proceeding.  Such required indemnification shall be subject only to the exception that no indemnification may be made tor or on behalf of any director or officer in the event and to the extent that a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were in the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he wan not legally entitled (provided however, that indemnification shall be made upon any successful appeal of any such adverse judgment or final adjudication).  For purposes of this article, the Corporation shall be deemed to have requested such present or former officer or director to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan.  The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any such person, his testator or intestate, may be entitled apart from this provision.

IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 25th day of April, 2001.

/s/ Jeffrey M. Weinhaus

Jeffrey M. Weinhaus
Sole Incorporator
40 Wall Street, 32nd floor

New York, New York 10005